CERNER CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN - TIME-BASED RSU AGREEMENT

(Continued from the Notice of Grant of Award and the RSU Award Agreement)
WHEREAS, the Compensation Committee of the Board of Directors or its duly appointed subcommittee or authorized delegatee (the "Committee") of Cerner Corporation ("the Company") has determined that Grantee (the "Participant") is eligible to receive a Time-Based Restricted Stock Unit ("RSU") Grant under the Company’s 2011 Omnibus Equity Incentive Plan, as Amended & Restated May 22, 2015 (the "Plan"), as so indicated in the Notice of Grant of Award, which together with the RSU Award Agreement and this Time-Based RSU Agreement, constitutes the "Agreement";

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

1. Incorporation of the Plan. A copy of the Plan is incorporated herein by reference and all the terms, conditions and provisions contained therein shall be deemed to be contained in this Agreement.

2. RSU Grant. Pursuant to the authorization of the Committee, and subject to the terms, conditions and provisions contained in this Agreement, the Company hereby grants to the Participant a Time-Based RSU Award (the "Award") upon the vesting of which the Participant will be paid an aggregate number of shares of Company Common Stock (the "Shares") as set forth in the Notice of Grant of Award. The date of grant of the Award (the "Grant Date") shall for all purposes be as set forth in the Notice of Grant of Award.

3. Rights as a Shareholder. The Participant shall have no right to receive actual dividends or other distributions (if any) with respect to the RSUs; provided, however, that if a dividend or other distribution (including, without limitation, a stock dividend) shall be made on Shares, dividend equivalents equal to the amount and type of property that otherwise would have been transferred to the Participant if each RSU was an actual Share shall be credited and accumulated in a non-interest bearing Company bookkeeping account and shall be subject to the same vesting schedule and other terms, conditions and restrictions as the RSUs on which such dividend equivalents relate. In connection with the payment of any dividend equivalents, the Company may deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of the Participant. Participant shall have no shareholder voting rights with respect to any RSUs unless and until Shares are actually distributed in connection with the Vesting of the RSUs. Notwithstanding anything to the contrary, prior to the date on which the RSUs and any dividend equivalents received under Section 3 hereof (the "Aggregate RSU Consideration") Vest pursuant to Section 5, such Aggregate RSU Consideration shall be subject to the restrictions on transferability contained in Section 6 hereof.

4. Custody and Delivery of Shares. Unless otherwise requested by Participant, any Share issued pursuant to this Agreement in connection with the vesting and settlement of an RSU will be distributed in street name on or within 30 days following the Vest Date and held in the Participant’s account at Morgan Stanley or other broker that the Company may choose (the "Broker"). Prior to the Vest Date, the grant of the RSUs will be recorded in the Company’s books and records. Company will reflect in its records the restrictions under which the Aggregate RSU Consideration is held and will not allow distribution or transfer of any Aggregate RSU Consideration prior to the date on which such Aggregate RSU Consideration Vests pursuant to Section 5 below. Shares will be distributed only on or after the Vest Date, only if the requirements of vesting set forth in this Agreement are met and only if the Committee elects to settle the RSU by payment of a Share. The Company will pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Aggregate RSU Consideration hereunder.

5. Vesting and Forfeiture. Except as otherwise provided in the Plan or this Agreement, the Aggregate RSU Consideration subject to this Award shall be distributed, become transferable and shall cease to be subject to forfeiture ("Vest" or "Vesting") on the date(s) and in the amounts set forth in the Notice of Grant of Award (the "Vest Date") provided Participant remains an employee ("associate"), consultant or advisor of the Company from the Grant Date through the Vest Date as defined in the Notice of Grant of Award. This Grant will expire, in part or in whole as applicable, if Participant's employment or other service relationship with Company ends before the Vest Date for any reason (other than on account of death or disability within period described below). In the event of the death or disability of the Participant within the ninety (90) day period immediately preceding the Vest Date, and assuming the Participant continuously served as an associate, consultant or advisor through the date of such death or disability, then the Aggregate RSU Consideration with respect to the RSUs scheduled to vest on such Vest Date shall Vest on the date of such death or disability; otherwise the Award shall immediately terminate with respect to any then unvested RSUs and the remaining Aggregate RSU Consideration shall be forfeited to the Company upon such death or disability. In the event such Participant is terminated or resigns, then any unvested portion of the Award and unvested Aggregate RSU Consideration shall immediately terminate and shall be forfeited to the Company.

6. Non-Transferability of Award. Prior to the date on which any Aggregate RSU Consideration Vests pursuant to Section 5 hereof, none of the RSUs nor any right to receive a Share upon the settlement thereof, nor any other rights to receive any Aggregate RSU Consideration, may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such Aggregate RSU Consideration or any rights relating thereto shall be null and void.

7. Securities Laws. Participant hereby represents and covenants that if in the future the Participant decides to offer or dispose of any Shares obtained in connection with the Vesting of an RSU, the Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all applicable state securities laws. As a condition precedent to the delivery to Participant of the Aggregate RSU Consideration, Participant shall comply with all regulations and requirements of any regulatory authority having control or supervision over the issuance of the Aggregate RSU Consideration and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

8. Withholding with Shares.  Unless specifically denied by the Committee, Participant may elect to pay all amounts of tax withholding, or any part thereof, by electing to have the Company withhold from the Shares otherwise eligible to be issued in connection with the Vesting of an RSU from the same RSU tranche a number of Shares having a value equal to the applicable amount to be withheld under federal, state or local law and in accordance with the Plan.  The value of such Shares to be withheld by the Company shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined (the "Tax Date"), as determined by the Committee.  Any election by the Participant to have such Shares withheld for this purpose will be subject to the following restrictions:
(a) All elections must be made prior to the Tax Date;
(b) All elections shall be irrevocable; and
(c) If Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act ("Section 16"), the Participant must satisfy the requirements of Section 16 and any applicable rules thereunder with respect to the use of Shares to satisfy such tax withholding obligation.

9. Notices. Any notices or other communications required or allowed to be made or given to the Company under the terms of this Agreement shall be addressed to the Company in care of its President at its offices at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, and any notice to be given to the Participant shall be addressed to the Participant at the address in the Company's records. Either party hereto may from time-to-time change the address to which notices are to be sent to such party by giving written notice of such change to the other party. Any notice hereunder shall be deemed to have been duly given five (5) business days after registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States government.

10. Clawback. Participant acknowledges that the Award may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") that will require the Company to recover certain amounts of incentive compensation paid to certain executive officers if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under any applicable securities laws. By accepting this Award, whether or not any compensation is ultimately paid hereunder, Participant agrees and consents to any forfeiture or required recovery or reimbursement obligations of the Company (including rendering Participant’s future wages subject to withholding by the Company) with respect to any compensation paid to Participant that is forfeitable or recoverable by the Company pursuant to Dodd-Frank and in accordance with any Company policies and procedures adopted by the Compensation Committee in order to comply with Dodd Frank, even if such policies or procedures are adopted after the grant date of this Award and as the same may be amended from time to time.

11. Binding Effect and Assignment. This Agreement shall bind the parties hereto, but shall not be assignable by Participant.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Missouri.
This Agreement has been issued by the Company by its duly authorized representatives and shall be effective as of the day and year written in the Notice of Grant of Award.